Exhibit 10.18

Chief Executive Officer and

Executive Vice Presidents 2006

Bonus Plan Summary

The parameters of the bonus plan, for which the Chief Executive Officer and Executive Vice Presidents (“Executive”) are eligible, for the year ended December 31, 2006 are summarized herein. Any bonuses earned will be paid solely at the discretion of LifeCare’s Board, including the decision as to whether or not to pay a bonus, the amount of any bonus to be paid, and the date a bonus is paid.

Seventy percent (70%) of the bonus will be based on the achievement of consolidated 2006 budgeted adjusted EBITDA (“EBITDA Component”) with the balance (30%) based upon the achievement of individual MBOs (“MBO Component”). The EBITDA and MBO Components of the bonus will be earned and evaluated as of the end of the year.

To earn any bonus the Executive must meet all of the parameters for payment that are discussed below:

1.	The Executive must be an active full-time employee as of the date the bonuses are paid.

2.	The Executive must not have been disqualified from receiving a bonus based upon a disciplinary action during the applicable bonus year or at the time the bonus is paid.

3.	In the event that the Executive assumes a bonus eligible position after the beginning of the bonus year, the bonus earned may be pro-rated for the portion of the year in which the Executive was employed in an eligible position.

There is an opportunity to earn a bonus in excess of the base bonus percentage to the extent that adjusted EBITDA exceeds budgeted adjusted EBITDA. A portion of a bonus can be earned to the extent actual adjusted EBITDA is at least 95% of budgeted adjusted EBITDA.

1.	The amount of the 2006 bonus would max out at 100% of the Executive’s salary.

2.	The adjusted EBITDA for computation of bonuses must include an accrual for the estimated bonus earned as of the measurement date by all participants under this plan and all other bonus plans approved by the Board of Directors.

2006 Bonus – Chief Executive Officer and Executive Vice Presidents

The salary used to compute the adjusted EBITDA Component of the bonus will be the Executive’s salary at December 31, 2006. The MBO Component of the bonus will be computed based upon the Executive’s salary at December 31, 2006.

The Executive will not be eligible for a 2006 bonus if the Executive resigns or is terminated for cause prior to the date the 2006 bonuses are paid.